Exhibit 4.2
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
131 South Dearborn
Chicago, Illinois 60670
J.P. MORGAN SECURITIES INC.
131 South Dearborn
Chicago, Illinois 60670
THE CIT GROUP/BUSINESS CREDIT, INC.
1211 Avenue of the Americas
New York, New York 10036
April 26, 2006
Kaiser Aluminum Corporation and
Kaiser Aluminum & Chemical Corporation
Exit Credit Facility
Amendment No. 2 to Commitment Letter
Kaiser Aluminum Corporation
Kaiser Aluminum & Chemical Corporation
27422 Portola Parkway, Ste. 350
Foothill Ranch, CA 92610-2831
Attention: Chief Financial Officer

RE:	Commitment Letter, dated January 14, 2005 (the “Original Commitment Letter”), as amended by that certain Amendment No. 1 to Commitment Letter, dated January 10, 2005 (the “Amendment No. 1 to Commitment Letter”, and the Original Commitment Letter as amended by the Amendment No. 1 to Commitment Letter, the “Commitment Letter”), among Kaiser Aluminum Corporation, a Delaware corporation (“Parent”), Kaiser Aluminum & Chemical Corporation, a Delaware corporation (“Company”), JPMorgan Chase Bank, National Association (“JPMorgan”), J.P. Morgan Securities Inc. (“JPMSI”) and CIT Group/Business Credit, Inc. (“CIT”)
Ladies and Gentlemen:
          Reference is made to the Commitment Letter, pursuant to which JPMSI and CIT agreed to structure and arrange and JPSMI agreed to syndicate (i) a super-priority secured debtor-in-possession revolving credit and letter of credit facility in an aggregate amount of up to $200,000,000 (the “DIP Revolving Commitment”) to the Borrowers as debtors and debtors-in-possession in the currently pending Chapter 11 case of the Borrowers (the “DIP Credit Facility”) and (ii) a senior secured revolving credit and letter of credit facility in an aggregate amount of up to $200,000,000 (the “Revolving Credit Facility”) and a $50,000,000 term loan facility (the “Term Loan Facility” and together with the Revolving Credit Facility, the “Exit Credit Facilities” and the Exit Credit Facilities, with the DIP Credit Facility, each a “Facility” and together, the “Facilities”) to be provided to the Borrowers upon the consummation of a plan of reorganization. Pursuant to the Commitment Letter, JPMorgan and CIT (together, the “Primary Lenders”) also agreed to provide an equal share of the entire principal amount of each Facility and JPMorgan agreed to serve as Administrative Agent for each Facility. Capitalized terms used herein but not otherwise defined shall have the respective meanings assigned to such terms in the Commitment Letter.
          The DIP Facility closed on February 11, 2005. Pursuant to the Amendment No. 1 to Commitment Letter and the Amended and Restated Fee Letter, dated January 10, 2005 (the “Amended and Restated Fee Letter”), we agreed, among other things, to extend the commitments with respect to the Exit Facilities through May 11, 2006. You have requested that we amend the Commitment Letter to further extend the commitments with respect to the Exit Facilities through May 17, 2006. We are willing to consent to the amendment of the Commitment Letter and to the extension of the commitments with respect to the Exit Facilities and grant such amendment to the Commitment Letter on the terms and subject to the conditions set forth herein and in the Amended and Restated Fee Letter, as amended by that certain Amendment No. 1 to Amended and Restated Fee Letter, dated the date hereof (as amended, the “Fee Letter”). Therefore, in consideration of the premises and the agreements herein contained, we each hereby agree as follows:
          Immediately upon the occurrence of the Effective Date (as defined below), the fifth sentence of the fifteenth paragraph of the Commitment Letter shall be amended and restated in its entirety as follow:
Once effective, the Primary Lenders’ commitments and the Lead Arranger’s and Co-Arranger’s agreements with respect to the Term Loan Facility in accordance with the terms of this Commitment Letter shall cease if the Term Loan Facility is not funded for any reason on or before the earliest of (a) the date that is thirty (30) days after the date of the substantial consummation (as defined in Section 1101 of the Bankruptcy Code) of a plan of reorganization of the Borrowers, (b) the date that the Borrowers close an Alternative Financing (as defined in the Fee Letter) and (c) May 17, 2006, and the Primary Lenders’ commitments and the Lead Arranger’s and Co-Arranger’s agreements with respect to the Revolving Credit Facility in accordance with the terms of this Commitment Letter shall cease if the Closing Date of the Revolving Credit Facility does not occur on or before May 17, 2006; provided, however, any termination of the commitments with respect to the Term Loan Facility shall not affect the Primary Lenders’ commitments and the Lead Arranger’s and Co-Arranger’s agreements with respect to the Revolving Credit Facility.
              It is acknowledged that the terms and conditions of the Revolving Credit Facility and the Term Loan Facility have been negotiated and are substantially final as of the date hereof. Further, the following specific terms of the Exit Credit Facilities will not be subject to change and are agreed to be as follows, notwithstanding anything to the contrary contained in Exhibit B to the Commitment Letter:
1.	The “Applicable Margin” in the Revolving Credit Facility will be:

	Revolver	Revolver
Availability	ABR Spread	Eurodollar Spread
Category 1 ≥ 125,000,000	0.00%	1.50%
Category 2 < 125,000,000 and ≥ 75,000,000	0.00%	1.75%
Category 3 < 75,000	0.25%	2.00%
2.	The Applicable Commitment Fee Rate in the Revolving Credit Facility will be 0.20% per annum.

3.	The amount of the Term Loan Facility will be $50,000,000.

4.	The “Applicable Margin” in the Term Loan Facility will be (a) 2.50%, in the case of ABR Loans and (b) 4.25%, in the case of Eurodollar Loans.

5.	The Term Loan Facility will have a 1% call premium if the term loan is repaid in the first year after closing.

6.	Subject to evidence reasonably satisfactory to JPMorgan that substantially all of the assets of and related to the ongoing operations (but excluding assets of and related to discontinued operations) of Kaiser Aluminum & Chemical Corporation located in the United States will be transferred to Kaiser Aluminum Fabricated Products, LLC, the Borrower in the Term Loan Facility will be Kaiser Aluminum Fabricated Products, LLC, and the Guarantors in the Term Loan Facility shall be Kaiser Aluminum Corporation, Kaiser Aluminum Investment Corporation, and Kaiser Aluminium International, Inc.

7.	The Borrowers in the Revolving Credit Facility will be Kaiser Aluminum Corporation, Kaiser Aluminum Investment Corporation, Kaiser Aluminum Fabricated Products, LLC and Kaiser Aluminium International, Inc.
          Except as expressly set forth herein, this Amendment No. 2 to Commitment Letter shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under the Commitment Letter, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Commitment Letter, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
          This Amendment No. 2 to Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Amendment No. 2 to Commitment Letter may not be amended or waived except by an instrument in writing signed by you, JPMorgan, JPMSI and CIT. This Amendment No. 2 to Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Amendment No. 2 to Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

          This Amendment No. 2 to Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York. The Borrowers consent to the nonexclusive jurisdiction and venue of the state or federal courts located in the City of New York. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Amendment No. 2 to Commitment Letter, the Commitment Letter as amended by this Amendment No. 2 to Commitment Letter or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the City of New York.
          This Amendment No. 2 to Commitment Letter is delivered to you on the understanding that neither this Amendment No. 2 to Commitment Letter nor the Commitment Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) you may disclose the Commitment Letter this Amendment No. 2 to Commitment Letter and their terms and substance to your officers, directors, agents and advisors who are directly involved in the consideration of this matter, (b) you may disclose the Commitment Letter and this Amendment No. 2 to Commitment Letter and their terms and substance to any statutory creditors committee and the representative of the future asbestos claimants in connection with the Borrowers’ Chapter 11 case and any professional advisors of such committee or representative; provided that, the members of such committee and such representative and their respective professional advisors agree to keep the Commitment Letter this Amendment No. 2 to Commitment Letter and any of the terms or substance thereof strictly confidential in accordance with the terms of this paragraph, or (c) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof). Notwithstanding the foregoing, after this Amendment No. 2 to Commitment Letter has been accepted by you, you may disclose this Amendment No. 2 to Commitment Letter (but not the Fee Letter) with the Bankruptcy Court, as may be required to obtain court approval in connection with any acts or obligations to be taken pursuant to this Amendment No. 2 to Commitment Letter or the transactions contemplated hereby (in which case you agree to inform us promptly thereof), it being understood that any pleadings or filings with respect to the Commitment Letter and this Amendment No. 2 to Commitment Letter shall be acceptable to JPMorgan, JPMSI and CIT.
          Immediately upon the satisfaction of each of the conditions contained in Section 2.1 of that certain Second Amendment to Secured Super-Priority Debtor-In-Possession Revolving Credit and Guaranty Agreement dated as of the date hereof among Parent, Company, the other Borrowers party thereto, the Guarantors party thereto, the Lenders party thereto and JPMorgan as Agent for the Lenders, this Amendment No. 2 to Commitment Letter shall become effective (the date on which such conditions are satisfied being the “Effective Date”).
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          If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by signing in the appropriate space below and returning to us the executed duplicate of this letter agreement.

Very truly yours,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:

Name:

Title:

J.P. MORGAN SECURITIES INC.

By:

Name:

Title:

THE CIT GROUP/BUSINESS CREDIT, INC.

By:

Name:

Title:

Accepted and agreed to as of the date first written above by:

KAISER ALUMINUM CORPORATION

By:

	Name:	Daniel J. Rinkenberger
	Title:	Vice President and Treasurer

KAISER ALUMINUM & CHEMICAL CORPORATION

By:

	Name:	Daniel J. Rinkenberger
	Title:	Vice President and Treasurer

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